Exhibit 99.1

September 29, 2016	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Announces CEO Change

Previews Third Quarter Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) (the “Company”) today announced that Dawn Robertson has tendered her resignation as Chief Executive Officer and as a director, and the Company’s Board of Directors accepted that resignation effective as of September 27, 2016. Ms. Robertson also performed the duties of the chief merchandising officer. D. Hunt Hawkins, Stein Mart’s President and Chief Operating Officer, has been named Interim CEO and the Company will initiate a search for a new chief merchandising officer.

“Some of the sales initiatives that have been developed under Dawn’s leadership are important for our future and we will continue to cultivate them to drive sales in this challenging retail environment,” said Jay Stein, Chairman of the Board. “Hunt has been a valued leader at Stein Mart for over 20 years. The Board and I are confident in his ability to guide our associates and to continue implementing our strong sales strategies.”

Mr. Hawkins, 57, started his career with Stein Mart as Senior Vice President, Human Resources and was promoted to Executive Vice President of Operations in 2006, to Executive Vice President, Chief Administrative Officer in 2007, to Executive Vice President, Chief Operating Officer in 2011 and to President and Chief Operating Officer in 2014.

“I appreciate the confidence the Board has in me during this important time for the Company and look forward to serving in my new role,” said Hunt Hawkins. “One of my first priorities is to help our associates with their focus on the key objectives needed to have a successful fall selling season.”

Preview of Third Quarter Results

Comparable store sales for the third quarter (which ends October 29, 2016) have decreased approximately 4 percent through September 27 compared to the same period last year. Sales results have improved somewhat in September after a challenging start and several missteps in August.

“We believe that several of the new merchandising strategies that have been developed this year will positively impact our future sales. However, implementation has been too rapid and has been challenging for our customers,” said Hunt Hawkins. “It is important that we remain focused on meeting the needs of our existing customers as we drive change.”

With sales lower than anticipated, the third quarter gross profit rate could be approximately 150 basis points lower than the third quarter of 2015 due to higher markdowns and higher occupancy costs, mostly from our new stores, which do not leverage on softer sales. The third quarter will include an approximate $1.6 million charge in connection with Ms. Robertson’s departure.

Exhibit 99.1

For the full year, we continue to expect selling, general and administrative expenses to be approximately $360 million. Financial results for the third quarter will be reported prior to the opening of the U.S. financial markets on Thursday, November 17, 2016.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. Stein Mart currently operates 283 stores across 31 states and has plans to expand over the next year. Stein Mart is adding new modern brands to its stores this year to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in current and future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

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